April 2011 Preliminary Terms No. 743 Registration Statement No. 333-156423 Dated March 31, 2011 Filed pursuant to Rule 433
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in U.S. Equities
PLUS Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due April      , 2013
Performance Leveraged Upside SecuritiesSM
PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies.  These investments allow investors to capture enhanced returns relative to the asset’s actual positive performance.  The leverage typically applies only for a certain range of price performance.  In exchange for enhanced performance in that range, investors generally forgo performance above a specified maximum return.  At maturity, an investor will receive an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing value of the asset on the valuation date.  The PLUS are senior unsecured obligations of Morgan Stanley, and all payments on the PLUS are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Maturity date:	April , 2013
Underlying shares:	Shares of the Market VectorsSM Gold Miners Exchange-Traded Fund (the “Gold Miners ETF”)
Aggregate principal amount:	$
Payment at maturity:	If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Share performance factor:	final share price / initial share price
Initial share price:	$ , which is the closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying shares
Valuation date:	April , 2013, subject to postponement for non-trading days and certain market disruption events
Leverage factor:	200%
Maximum payment at maturity:	$14.40 to $14.80 per PLUS (144% to 148% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Stated principal amount:	$10 per PLUS
Issue price:	$10 per PLUS
Pricing date:	April , 2011
Original issue date:	April , 2011 (3 business days after the pricing date)
CUSIP:	61760E549
ISIN:	US61760E5490
Listing:	The PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Commissions and Issue Price:	Price to Public	Agent’s Commissions(1)	Proceeds to Issuer
Per PLUS	$10	$0.225	$9.775
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each PLUS they sell.  See “Supplemental information regarding plan of distribution; conflicts of interest.”  For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for PLUS.

You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement for PLUS dated December 22, 2009
Prospectus dated December 23, 2008
The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

FWP: MSPRB1209001

PLUS Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due April      , 2013
Performance Leveraged Upside SecuritiesSM

Investment Overview

Performance Leveraged Upside Securities
The PLUS based on the Market VectorsSM Gold Miners Exchange-Traded Fund due April      , 2013 (the “PLUS”) can be used:

▪	As an alternative to direct exposure to the underlying shares that enhances returns for a certain range of positive performance of the underlying shares.
▪	To enhance returns and potentially outperform the underlying shares in a moderately bullish scenario.
▪
To achieve similar levels of upside exposure to the underlying shares as a direct investment, subject to the maximum payment at maturity, while using fewer dollars by taking advantage of the leverage factor.

The PLUS are exposed on a 1:1 basis to the negative performance of the underlying shares.

Maturity:	2 years
Leverage factor:	200%
Maximum payment at maturity:	$14.40 to $14.80 per PLUS (144% to 148% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Minimum payment at maturity:	None

Market VectorsSM Gold Miners Exchange-Traded Fund Overview
The Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, a registered investment company, that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index.  The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold and silver.  The NYSE Arca Gold Miners Index includes common stocks and American Depositary Receipts (“ADRs”) of selected companies that are involved in mining of gold and silver and that are listed for trading on the New York Stock Exchange (the “NYSE”), NYSE Alternext US LLC ( “NYSE Alternext”) or quoted on the NASDAQ Stock Market (the “NASDAQ”).  Information provided to or filed with the Commission by the Gold Miners ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-123257 and 811-10325, respectively, through the Commission’s website at .www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  For additional information, please see “Information about the Underlying Shares” in these preliminary terms.  Neither the issuer nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the Gold Miners ETF is accurate or complete.

Information as of market close on March 28, 2011:

Bloomberg Ticker Symbol:	GDX
Current Share Price:	$58.48
52 Weeks Ago:	$44.33
52 Week High (on 12/6/2010):	$63.80
52 Week Low (on 3/30/2010):	$43.86

Shares of the Gold Miners ETF Daily Closing Prices May 22, 2006 (date of inception) to March 28, 2011

April 2011	Page 2

PLUS Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due April      , 2013
Performance Leveraged Upside SecuritiesSM

Key Investment Rationale
This 2-year investment offers 200% leveraged upside, subject to a maximum payment at maturity of $14.40 to $14.80 per PLUS (144% to 148% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Investors can use the PLUS to double returns up to the maximum payment at maturity, while maintaining similar risk as a direct investment in the underlying shares.

Leveraged Performance	The PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying shares within a certain range of price performance.
Best Case Scenario
The underlying shares increase in price and, at maturity, the PLUS pay the maximum payment at maturity of $14.40 to $14.80 per PLUS (144% to 148% of the stated principal amount).  The actual maximum payment at maturity will be determined on the pricing date.

Worst Case Scenario	The underlying shares decline in price and, at maturity, the PLUS pay less than the stated principal amount by an amount proportionate to the decline in the price of the underlying shares.

Summary of Selected Key Risks (see page 10)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	Appreciation potential is limited by the maximum payment at maturity.

▪
The market price of the PLUS will be influenced by many unpredictable factors, including the trading price, volatility and dividend rates of the underlying shares and of the stocks underlying the NYSE Arca Gold Miners Index, and you may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪	The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.

▪	Investing in the PLUS is not equivalent to investing in the shares of the Gold Miners ETF or the stocks underlying the NYSE Arca Gold Miners Index.

▪	Investing in the PLUS exposes investors to risks associated with investments in securities concentrated in a single industry.

▪	Adjustments to the underlying shares or to the NYSE Arca Gold Miners Index could adversely affect the value of the PLUS.

▪	The underlying shares and the NYSE Arca Gold Miners Index are different.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the shares of the Gold Miners ETF.

▪	The PLUS will not be listed on any securities exchange and secondary trading may be limited.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.

▪	The U.S. federal income tax consequences of an investment in the PLUS are uncertain.

April 2011	Page 3

PLUS Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due April      , 2013
Performance Leveraged Upside SecuritiesSM

Fact Sheet
The PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying prospectus supplement for PLUS and the accompanying prospectus, as supplemented or modified by these preliminary terms.  At maturity, an investor will receive for each stated principal amount of PLUS that the investor holds an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the closing price of one underlying share on the valuation date.  The PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the PLUS are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
April , 2011	April , 2011 (3 business days after the pricing date)	April , 2013, subject to postponement as described below
Key Terms
Issuer:	Morgan Stanley
Underlying shares:	Shares of the Market VectorsSM Gold Miners Exchange-Traded Fund (the “Gold Miners ETF”)
Share underlying index:	NYSE Arca Gold Miners Index
Issue price:	$10 per PLUS
Aggregate principal amount:	$
Stated principal amount:	$10 per PLUS
Denominations:	$10 per PLUS and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity:	If the final share price is greater than the initial share price:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price,
$10 x share performance factor
This amount will be less than or equal to the stated principal amount of $10.
Leveraged upside payment:	$10 x leverage factor x share percent increase
Share percent increase:	(final share price – initial share price) / initial share price
Leverage factor:	200%
Share performance factor:	final share price / initial share price
Initial share price:	The closing price of one underlying share on the pricing date
Final share price:	The closing price of one underlying share on the valuation date times the adjustment factor on such date
Valuation date:	April , 2013, subject to adjustment for non-trading days and certain market disruption events
Maximum payment at maturity:	$14.40 to $14.80 per PLUS (144% to 148% of the stated principal amount). The actual maximum payment at maturity will be determined on the pricing date.
Adjustment factor:	1.0, subject to adjustment in the event of certain corporate events affecting the underlying shares.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 10.

April 2011	Page 4

PLUS Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due April      , 2013
Performance Leveraged Upside SecuritiesSM

General Information
Listing:	The PLUS will not be listed on any securities exchange.
CUSIP:	61760E549
ISIN:	US61760E5490
Minimum ticketing size:	100 PLUS
Tax considerations:
Although the issuer believes that, under current law, the PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the PLUS.

Assuming this treatment of the PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying prospectus supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

▪ A U.S. Holder should not be required to recognize taxable income over the term of the PLUS prior to maturity, other than pursuant to a sale or exchange.

▪  Upon sale, exchange or settlement of the PLUS at maturity, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any gain or loss recognized upon sale, exchange or settlement of a PLUS should be long-term capital gain or loss if the U.S. Holder has held the PLUS for more than one year at such time.

Because the PLUS is linked to shares of an exchange-traded fund, although the matter is not clear, there is a substantial risk that an investment in the PLUS will be treated as a “constructive ownership transaction.”  If this treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should read the section of the accompanying prospectus supplement for PLUS called “United States Federal Taxation – Tax Consequences to U.S. Holders – Tax Treatment of the PLUS – Possible Application of Section 1260 of the Code” for additional information and consult their tax advisers regarding the potential application of the “constructive ownership” rule.

On December 7, 2007, the Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	MS & Co.

April 2011	Page 5

PLUS Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due April      , 2013
Performance Leveraged Upside SecuritiesSM

Use of proceeds and hedging:
The net proceeds we receive from the sale of the PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the PLUS through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, will hedge our anticipated exposure in connection with the PLUS by taking positions in the underlying shares, in futures or options contracts on the underlying shares or any component stocks of the NYSE Arca Gold Miners Index, or in any other securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the price of the underlying shares on the pricing date, and therefore the price at which the underlying shares must close on the valuation date before investors would receive at maturity a payment that exceeds the stated principal amount of the PLUS.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the PLUS.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the PLUS are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the PLUS are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the PLUS.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the PLUS.

Because we may be considered a party in interest with respect to many Plans, the PLUS may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the PLUS will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the PLUS that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such PLUS on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding and disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

April 2011	Page 6

PLUS Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due April      , 2013
Performance Leveraged Upside SecuritiesSM

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the PLUS on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

Each purchaser and holder of the PLUS has exclusive responsibility for ensuring that its purchase, holding and disposition of the PLUS do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any PLUS to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the PLUS if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets Inc., Morgan Stanley or Morgan Stanley Smith Barney LLC (“MSSB”) or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the PLUS by the account, plan or annuity.

Additional considerations:
Client accounts over which Citigroup Inc., Morgan Stanley, MSSB or any of their respective subsidiaries have investment discretion are not permitted to purchase the PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the PLUS through MSSB, as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, including MSSB, and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of $0.225 for each PLUS they sell.

MS & Co. is our wholly-owned subsidiary. MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See "Plan of Distribution (Conflicts of Interest)" and “Use of Proceeds and Hedging” in the accompanying prospectus supplement for PLUS.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This offering summary represents a summary of the terms and conditions of the PLUS.  We encourage you to read the accompanying prospectus supplement for PLUS and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

April 2011	Page 7

PLUS Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due April      , 2013
Performance Leveraged Upside SecuritiesSM

How the PLUS Work

Payoff Diagram
The payoff diagram below illustrates the payment at maturity on the PLUS based on the following terms:

Stated principal amount:	$10 per PLUS
Leverage factor:	200%
Hypothetical maximum payment at maturity:	$14.60 per PLUS (146% of the stated principal amount)

PLUS Payoff Diagram

How it works

▪
If the final share price is greater than the initial share price, the investors would receive the $10 stated principal amount plus 200% of the appreciation of the underlying shares over the term of the PLUS, subject to the maximum payment at maturity.  In the payoff diagram, an investor would realize the hypothetical maximum payment at maturity at a final share price of 123% of the initial share price.

▪	If the underlying shares appreciates 4%, the investor would receive an 8% return, or $10.80 per PLUS.

▪	If the underlying shares appreciates 30%, the investor would receive only the hypothetical maximum payment at maturity of $14.60 per PLUS, or 146% of the stated principal amount.

▪
If the final share price is less than or equal to the initial share price, the investor would receive an amount less than or equal to the $10 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying shares.

▪	If the underlying shares depreciate 10%, the investor would lose 10% of its principal and receive only $9 per PLUS at maturity, or 90% of the stated principal amount.

April 2011	Page 8

PLUS Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due April      , 2013
Performance Leveraged Upside SecuritiesSM

Payment at Maturity

At maturity, investors will receive for each $10 stated principal amount of PLUS that they hold an amount in cash based upon the closing price of the underlying shares on the valuation date, as determined as follows:

If the final share price is greater than the initial share price:

$10    +    leveraged upside payment;

subject to the maximum payment at maturity of $14.40 to $14.80 for each PLUS,

If the final share price is less than or equal to the initial share price:

$10    x    share performance factor
Because the share performance factor will be less than or equal to 1.0, this payment will be less than or equal to $10.

April 2011	Page 9

PLUS Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due April      , 2013
Performance Leveraged Upside SecuritiesSM

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the PLUS.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying prospectus supplement for PLUS and the accompanying prospectus.  We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the PLUS.

▪
PLUS do not pay interest or guarantee return of any principal.  The terms of the PLUS differ from those of ordinary debt securities in that the PLUS do not pay interest or guarantee the payment of any principal amount at maturity.  If the final share price is less than the initial share price, the payout at maturity will be an amount in cash that is less than the $10 stated principal amount of each PLUS by an amount proportionate to the decline in the closing price of the underlying shares.

▪
Appreciation potential is limited.  The appreciation potential of PLUS is limited by the maximum payment at maturity of $14.40 to $14.80 per PLUS (144% to 148% of the stated principal amount).  Although the leverage factor provides 200% exposure to any increase in the final share price above the initial share price, because the payment at maturity will be limited to 144% to 148% of the stated principal amount for the PLUS, any increase in the final share price over the initial share price by more than 22% to 24% of the initial share price will not further increase the return on the PLUS.

▪
Market price of the PLUS will be influenced by many unpredictable factors. Several factors will influence the value of the PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the PLUS in the secondary market, including:

o	the trading price and volatility (frequency and magnitude of changes in value) of the underlying shares,

o	dividend rates on the underlying shares and on the stocks composing the NYSE Arca Gold Miners Index,

o	interest and yield rates in the market,

o	time remaining until the PLUS mature,

o
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying shares, the real estate market or equities markets generally and which may affect the final share price of the underlying shares,

o	the occurrence of certain events affecting the underlying shares that may or may not require an adjustment to the adjustment factor, and

o	any actual or anticipated changes in our credit ratings or credit spreads.

The price of the underlying shares may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen.  See “Historical Information” on page 15.  You may receive less, and possibly significantly less, than the stated principal amount per PLUS if you try to sell your PLUS prior to maturity.

▪
The PLUS are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the PLUS.  You are dependent on Morgan Stanley's ability to pay all amounts due on the PLUS at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the PLUS, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the PLUS prior to maturity will be affected by changes in the market’s view of Morgan Stanley's creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the PLUS.

▪
Investing in the PLUS is not equivalent to investing in the underlying shares or the stocks composing the share underlying index.  Investing in the PLUS is not equivalent to investing in the underlying shares, the share underlying index or the stocks that constitute the share underlying index. Investors in the PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the underlying shares or the stocks that constitute the share underlying index.

April 2011	Page 10

PLUS Based on the Market VectorsSM Gold Miners Exchange-Traded Fund due April      , 2013
Performance Leveraged Upside SecuritiesSM

▪
Investing in the PLUS exposes investors to risks associated with investments in securities with concentration in a single industry.  The PLUS are subject to certain risks applicable to the gold and silver mining industry.  The stocks included in the NYSE Arca Gold Miners Index and that are generally tracked by the Gold Miners ETF are stocks of companies primarily engaged in the mining of gold or silver.  The underlying shares may be subject to increased price volatility as they are linked to a single industry, market or sector and may be more susceptible to adverse economic, market, political or regulatory occurrences affecting that industry, market or sector.

Because the Gold Miners ETF primarily invests in stocks and ADRs of companies that are involved in the gold and silver mining industry, the underlying shares are subject to certain risks associated with such companies.

Competitive pressures may have a significant effect on the financial condition of companies in the gold mining industry. Also, gold mining companies are highly dependent on the price of gold.  Gold prices are subject to volatile price movements over short periods of time and are affected by numerous factors.  These include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events.  Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions which hold gold, levels of gold production and production costs, and short-term changes in supply and demand because of trading activities in the gold market.

The Gold Miners ETF invests to a lesser extent in stocks and ADRs of companies involved in the silver mining industry.  Silver mining companies are highly dependent on the price of silver.  Silver prices can fluctuate widely and may be affected by numerous factors.  These include general economic trends, technical developments, substitution issues and regulation, as well as specific factors including industrial and jewelry demand, expectations with respect to the rate of inflation, the relative strength of the U.S. dollar (the currency in which the price of silver is generally quoted) and other currencies, interest rates, central bank sales, forward sales by producers, global or regional political or economic events, and production costs and disruptions in major silver producing countries such as Mexico and Peru.  The supply of silver consists of a combination of new mine production and existing stocks of bullion and fabricated silver held by governments, public and private financial institutions, industrial organizations and private individuals.  In addition, the price of silver has on occasion been subject to very rapid short-term changes due to speculative activities. From time to time, above-ground inventories of silver may also influence the market. The major end-uses for silver include industrial applications, photography, jewelry and silverware.

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Adjustments to the underlying shares or to the share underlying index could adversely affect the value of the PLUS.  The investment adviser to the Gold Miners ETF, Van Eck Associates Corporation (the “Investment Adviser”) seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index.  Pursuant to its investment strategy or otherwise, the Investment Adviser may add, delete or substitute the stocks composing the Gold Miners ETF.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the PLUS.  NYSE Euronext is responsible for calculating and maintaining the NYSE Arca Gold Miners Index.  NYSE Euronext may add, delete or substitute the stocks constituting the NYSE Arca Gold Miners Index or make other methodological changes that could change the value of the NYSE Arca Gold Miners Index.  NYSE Euronext may discontinue or suspend calculation or publication of the NYSE Arca Gold Miners Index at any time.  In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued share underlying index and is permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

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The underlying shares and the share underlying index are different.  The performance of the underlying shares may not exactly replicate the performance of the share underlying index because the underlying shares will reflect transaction costs and fees that are not included in the calculation of the share underlying index.  It is also possible that the underlying shares may not fully replicate or may in certain circumstances diverge significantly from the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, differences in trading hours between the underlying shares and the share underlying index or due to other circumstances.  The Investment

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Adviser may invest up to 20% of the Gold Miners ETF’s assets in securities not included in the share underlying index, and in futures contracts, options on futures contracts, options and swaps as well as cash and cash equivalents, including shares of other funds advised by the Investment Adviser.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the PLUS at any time in secondary market transactions will likely be significantly lower than the original issue price, since secondary market prices are likely to exclude commissions paid with respect to the PLUS and the cost of hedging our obligations under the PLUS that are included in the original issue price.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  These secondary market prices are also likely to be reduced by the costs of unwinding the related hedging transactions.  Our subsidiaries may realize a profit from the expected hedging activity even if investors do not receive a favorable investment return under the terms of the PLUS or in any secondary market transaction.  In addition, any secondary market prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

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The antidilution adjustments the calculation agent is required to make do not cover every corporate event that could affect the underlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain corporate events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every corporate event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the adjustment factor, the market price of the PLUS may be materially and adversely affected.

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The PLUS will not be listed on any securities exchange and secondary trading may be limited.  The PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the PLUS.  MS & Co. may, but is not obligated to, make a market in the PLUS.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the PLUS easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the PLUS, the price at which you may be able to trade your PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were not to make a market in the PLUS, it is likely that there would be no secondary market for the PLUS.  Accordingly, you should be willing to hold your PLUS to maturity.

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The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the PLUS.  As calculation agent, MS & Co. will determine the initial share price and the final share price and will calculate the amount of cash you receive at maturity, if any.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final share price in the event of a discontinuance of the share underlying index or a market disruption event, may adversely affect the payout to you at maturity.

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Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the PLUS.  One or more of our subsidiaries expect to carry out hedging activities related to the PLUS (and to other instruments linked to the underlying shares or the share underlying index), including trading in the underlying shares and in other instruments related to the underlying shares or the share underlying index.  Some of our subsidiaries also trade the underlying shares or the stocks that constitute the share underlying index and other financial instruments related to the share underlying index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial share price and, therefore, could increase the price at which the underlying shares must close on the valuation date before an investor receives a payment at maturity that exceeds the stated principal amount of the PLUS.  Additionally, such hedging or trading activities during the term of the PLUS, including on the valuation date, could adversely affect the closing price of the underlying shares on the valuation date and, accordingly, the amount of cash an investor will receive at maturity.

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The U.S. federal income tax consequences of an investment in the PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying prospectus supplement for PLUS (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the PLUS.  As discussed in the Tax Disclosure Sections, there is a substantial risk that the “constructive ownership” rule could apply, in which case all or a portion of any long-term capital gain recognized by a U.S. Holder might be

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recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one treatment, U.S. Holders could be required to accrue original issue discount on the PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the PLUS as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the PLUS.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the PLUS, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the PLUS, including possible alternative treatments, the potential application of the constructive ownership regime, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Information about the Underlying Shares

The Market VectorsSM Gold Miners Exchange-Traded Fund. The Gold Miners ETF is an exchange-traded fund managed by Van Eck Associates Corporation, a registered investment company that seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the NYSE Arca Gold Miners Index.  The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining of gold and silver and that are listed for trading on the NYSE, NYSE Alternext or quoted on the NASDAQ. Only companies with market capitalization greater than $100 million that have a daily average trading volume of at least 50,000 shares over the past six months are eligible for inclusion in the NYSE Arca Gold Miners Index.  It is possible that this fund may not fully replicate the performance of the share underlying index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.  Information provided to or filed with the Commission by the Gold Miners ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-123257 and 811-10325, respectively, through the Commission’s website at .www.sec.gov.  In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.  We make no representation or warranty as to the accuracy or completeness of such information.

Market VectorsSM is a service mark of Van Eck Associates Corporation (“Van Eck”).  The PLUS are not sponsored, endorsed, sold, or promoted by Van Eck.  Van Eck makes no representations or warranties to the owners of the PLUS or any member of the public regarding the advisability of investing in the PLUS.  Van Eck has no obligation or liability in connection with the operation, marketing, trading or sale of the PLUS.

These preliminary terms relate only to the PLUS offered hereby and do not relate to the underlying shares.  We have derived all disclosures contained in these preliminary terms regarding the underlying shares from the publicly available documents described above.  In connection with the offering of the PLUS, neither we nor the agent has participated in the preparation of such documents or made any due diligence inquiry with respect to the underlying shares.  Neither we nor the agent makes any representation that such publicly available documents or any other publicly available information regarding the underlying shares is accurate or complete.  Furthermore, we cannot give any assurance that all events occurring prior to the date hereof (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading price of the underlying shares (and therefore the price of the underlying shares at the time we price the PLUS) have been publicly disclosed.  Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the underlying shares could affect the value received at maturity with respect to the PLUS and therefore the trading prices of the PLUS.

Neither we nor any of our affiliates makes any representation to you as to the performance of the underlying shares.

We and/or our affiliates may presently or from time to time engage in business with Van Eck.  In the course of such business, we and/or our affiliates may acquire non-public information with respect to the Gold Miners ETF and neither we nor any of our affiliates undertakes to disclose any such information to you.  In addition, one or more of our affiliates may publish research reports with respect to the underlying shares.  The statements in the preceding two sentences are not intended to affect the rights of investors in the PLUS under the securities laws.  As a prospective purchaser of the PLUS, you should undertake an independent investigation of Van Eck and the underlying shares as in your judgment is appropriate to make an informed decision with respect to an investment in the underlying shares.

The NYSE Arca Gold Miners Index. The NYSE Arca Gold Miners Index is a modified market capitalization weighted index composed of publicly traded companies involved primarily in the mining of gold. The NYSE Arca Gold Miners Index includes common stocks and ADRs of selected companies that are involved in mining of gold and silver and that are listed for trading on the NYSE, Amex or quoted on the NASDAQ.  For more information about the NYSE Arca Gold Miners Index, see “Annex A— Underlying Indices and Underlying Index Publishers Information—AMEX Gold Miners Index” in the accompanying prospectus supplement for PLUS.

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Historical Information

The following table sets forth the published high and low closing prices as well as the end-of-quarter closing prices of the underlying shares for each quarter in the period from May 22, 2006 (the inception date of the Gold Miners ETF) through March 28, 2011.  The closing price of the underlying shares on March 28, 2011 was $58.48.  We obtained the information below from Bloomberg Financial Markets, without independent verification.  You should not take the historical prices of the underlying shares as an indication of future performance, and no assurance can be given as to the price of the underlying shares on the valuation date.

Market VectorsSM Gold Miners Exchange-Traded Fund (CUSIP 5706U100)	High ($)	Low ($)	Period End ($)
2006
Second Quarter (beginning May 22, 2006)	39.13	32.20	38.70
Third Quarter	42.10	34.36	35.65
Fourth Quarter	42.09	33.46	39.91
2007
First Quarter	42.35	36.61	39.57
Second Quarter	42.88	37.10	37.89
Third Quarter	45.82	34.49	45.35
Fourth Quarter	52.25	42.55	45.83
2008
First Quarter	56.42	46.75	47.70
Second Quarter	51.43	42.53	48.59
Third Quarter	50.84	28.10	33.79
Fourth Quarter	33.88	16.37	33.88
2009
First Quarter	38.57	28.20	36.88
Second Quarter	44.55	30.97	37.82
Third Quarter	48.00	35.14	45.29
Fourth Quarter	54.78	41.87	46.21
2010
First Quarter	50.17	40.24	44.41
Second Quarter	54.06	46.40	51.96
Third Quarter	56.66	47.09	55.93
Fourth Quarter	63.80	54.28	61.47
2011
First Quarter (through March 28, 2011)	60.80	53.12	58.48

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